Exhibit 16.1

April 25, 2011

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

Westerganrd.com, Inc. (the "Company") provided to us a copy of the Company's response to Item 4.01 of Form 8-K/A, dated April 25, 2011. We have read the Company's statements included under Item 4.01 of its Form 8-KA and we agree with such statements insofar as they relate to our firm.

Very truly yours,
/s/ LBB & Associates Ltd., LLP
LBB & Associates Ltd., LLP